Exhibit 10.1

February 7, 2019

Kermit Nolan San Jose, CA

Dear Kermit:

I am pleased to inform you of your promotion to the position of Corporate Vice President & Chief Accounting Officer and Interim CFO.

Effective February 7, 2019, your annualized base salary will be $340,000, which is a 25% increase.

For Synaptics' fiscal year 2019, your annual incentive target will be prorated per the schedule below:

•	July 1, 2018 — February 6, 2019: 40% of your base salary
•	February 7, 2019 —June 29, 2019: 50% of your base salary

Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics and is not guaranteed.

Subject to the approval of the Compensation Committee of the Board of Directors of the Company or their delegate, you will receive 12,500 Restricted Stock Units (RSUs) in February. Your RSUs shall vest as follows: 1/3 of the RSUs shall vest one year from vest base date, and 1/3 of the RSUs will vest each year thereafter on the anniversary of the delivery date such that your entire award will be fully vested in the calendar quarter of the third anniversary of the grant date.

I look forward to your continued contributions towards the success of Synaptics.

Sincerely,

/s/ RA Bergman

Rick Bergman

CEO

ACCEPTED AND AGREED TO

This 7th day of February, 2019

Signature: /s/ Kermit Nolan

Kermit Nolan

Synaptics Incorporated • 1251 McKay • San Jose, CA 95131 USA

Ph: 408-904-1100 • Fax: 408-904-1110

www.synaptics.com